Exhibit 99.1

BLOCKBUSTER REPORTS FIRST QUARTER 2005 RESULTS

First Quarter Rental Transactions Up More than 20% Year-Over-Year, Fueled by Success of

“No Late Fees” Program, In-store Pass and BLOCKBUSTER Online™

DALLAS, May 5, 2005 — Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of in-home movie and game entertainment, today reported financial results for the first quarter ended March 31, 2005. Total revenues increased 3.0% to $1.55 billion for the first quarter of 2005 from $1.50 billion for the first quarter of 2004 despite the elimination of $145.3 million in extended viewing fee revenue.

Net loss for the first quarter of 2005 totaled $57.5 million, or $0.31 per share, compared with net income of $114.4 million, or $0.63 per diluted share, for the first quarter of 2004. Adjusted net loss for the first quarter of 2005 totaled $42.7 million, or $0.23 per share, excluding non-cash share-based compensation expense and one-time costs incurred in connection with the efforts to acquire Hollywood Entertainment Corporation. Adjusted net income for the first quarter of 2004, excluding the tax benefit from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000, totaled $77.3 million, or $0.42 per diluted share. The impact of these non-cash charges and non-recurring items for the first quarter of 2005 and 2004 is reflected on page 5 of the financial tables.

“The Company’s first quarter performance was in line with our expectations and in keeping with our plan to reinvigorate our core rental business and develop new revenue streams,” said John Antioco, Blockbuster Chairman and CEO. “In fact, even after the elimination of approximately $145 million in extended viewing fee revenues, our year-over-year total revenues are up, and rental transactions increased more than 20% fueled by the “No Late Fees” program, in-store subscriptions, and growth in BLOCKBUSTER Online. While the level of investment in these initiatives was significant, we are balancing our spending levels with cost containment. We believe that the best prospects for realizing meaningful shareholder value, short- or long-term, are through the continued implementation and successful completion of our current strategy.”

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Blockbuster Inc. First Quarter 2005 Earnings Release

First Quarter Operating Results

For the first quarter of 2005, total revenues increased 3.0% to $1.55 billion from $1.50 billion for the first quarter of 2004, primarily as a result of additional company-operated stores and growth in retail sales of both movies and games. While rental revenues were negatively impacted by the elimination of extended viewing fees in the first quarter of 2005, a large portion of this decrease was offset by growth in base rental revenues resulting from a positive trend in the active member base for the first time in nearly two years and an increase in rental transactions. Total worldwide same-store revenues decreased 0.4% from the same period in the prior year, as a result of a decline in worldwide same-store rental revenues, which was offset by strong growth in worldwide same-store retail revenues.

Total rental revenues, which represented 71.4% of total revenues for the first quarter of 2005, decreased 4.0% to $1.11 billion from $1.15 billion for the same period last year, primarily as the result of a $145.3 million decrease in extended viewing fee revenue from the first quarter of 2004 to the first quarter of 2005, caused by the launch of the “No Late Fees” program in the United States and Canada. The decrease in extended viewing fee revenues represented a 12.6% reduction in rental revenues from the first quarter of 2004 and was the primary driver behind a 5.5% decrease in worldwide same-store rental revenues for the first quarter of 2005. However, these trends were largely offset by growth in revenues from the Company’s strategic initiatives implemented in 2004 and 2005, resulting in a positive trend in the active member base for the first time in two years, increased in-store rental transactions, and incremental revenues from BLOCKBUSTER Online during the quarter.

Total retail revenues, which represented 27.5% of total revenues for the first quarter of 2005, increased 28.7% to $425.9 million from $330.9 million for the first quarter of 2004 primarily as a result of an increase in worldwide same-store retail revenues and additional company-operated stores. Worldwide same-store retail revenues for the first quarter of 2005 increased 17.2% as a result of significant growth in sales of new and traded movies and games.

For the first quarter of 2005, gross profit decreased 6.5% to $863.8 million from $923.6 million for the first quarter of 2004. Rental gross profit for the first quarter of 2005 decreased to $747.9 million from $826.3 million for the first quarter of 2004. Rental gross margin for the first quarter of 2005 decreased 410 basis points to 67.7% compared with 71.8% for the first quarter of 2004 primarily due to (i) product costs to support the growing online business and (ii) the purchase of additional rental product

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Blockbuster Inc. First Quarter 2005 Earnings Release

during the fourth quarter of 2004 and the first quarter of 2005 in order to support product demands associated with the BLOCKBUSTER Movie Pass™ and the “No Late Fees” program.

Retail gross profit for the first quarter of 2005 increased 29.0% to $98.2 million from $76.1 million for the first quarter of 2004 as a result of growth in retail revenues. Retail gross margin of 23.1% for the first quarter of 2005 was essentially flat compared with 23.0% for the first quarter of 2004. Total gross margin for the first quarter of 2005 was 55.8% compared with 61.4% for the first quarter of 2004, primarily as a result of the decrease in rental gross margin as discussed above and growth in retail revenues as a percentage of total revenues.

Selling, general and administrative (“SG&A”) expenses (advertising and general and administrative expenses) increased 19.6% to $878.4 million for the first quarter of 2005 from $734.4 million for the first quarter of 2004 largely as a result of (i) $50 million in launch costs for the “No Late Fees” program, (ii) additional operating expenses associated with the growth of BLOCKBUSTER Online, (iii) increased compensation expenses, including increased store labor to support increased rental activity, share-based compensation expense and employee severance costs, (iv) one-time expenses of $12.6 million incurred in connection with the efforts to acquire Hollywood Entertainment Corporation, and (v) the addition of company-operated stores. For the first quarter of 2005, advertising expenses increased to $119.0 million, or 7.7% of total revenues, from $50.0 million, or 3.3% of total revenues, for the first quarter of 2004 primarily as a result of launch costs for the “No Late Fees” program and increased spending for BLOCKBUSTER Online. As a percentage of total revenues, SG&A expenses increased to 56.7% for the first quarter of 2005 from 48.9% for the same period last year.

Operating expenses (SG&A, depreciation and amortization of intangibles) totaled $935.9 million for the first quarter of 2005 compared with $795.7 million for the first quarter of 2004. Operating loss totaled $72.1 million for the first quarter of 2005 compared with operating income of $127.9 million for the first quarter of 2004. Excluding non-cash share-based compensation expense and one-time costs incurred in connection with the efforts to acquire Hollywood Entertainment Corporation, as shown on page 5 of the financial tables, adjusted operating loss totaled $49.4 million for the first quarter of 2005 as compared with operating income of $127.9 million for the first quarter of 2004.

Interest expense increased to $20.8 million for the first quarter of 2005 from $4.6 million for the first quarter of 2004, primarily due to the assumption of an additional $950.0 million in debt to finance the special cash distribution paid to stockholders in September 2004.

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Blockbuster Inc. First Quarter 2005 Earnings Release

During the first quarter of 2005, the Company experienced a favorable impact from foreign exchange rates that resulted in increased revenues and operating expenses, but had a minimal impact on operating results.

Net loss for the first quarter of 2005 totaled $57.5 million, or $0.31 per share, compared with net income of $114.4 million, or $0.63 per diluted share, for the first quarter of 2004. Excluding non-cash expenses and other special items, as shown on page 5 of the financial tables, adjusted net loss for the first quarter of 2005 totaled $42.7 million, or $0.23 per share, as compared with adjusted net income for the first quarter of 2004 of $77.3 million, or $0.42 per diluted share.

Net cash flow provided by operating activities decreased to $110.9 million for the first quarter of 2005 from $193.5 million for the first quarter of 2004.

Free cash flow (net cash flow provided by operating activities less rental library purchases and capital expenditures) was negative $148.1 million for the first quarter of 2005 compared with negative $32.6 million for the same period last year.

Second Quarter and Full Year Business Outlook

The following are the Company’s current expectations for 2005:

•	The percentage increase in total revenues for 2005 is expected to be in the mid-single digit range over 2004 as a result of growth in active members and growth in the store base.

•	The Company projects that extended viewing fee revenues that were eliminated would have contributed approximately $250 million to $300 million to operating income for the full year 2005. This is expected to be offset by growth in revenues resulting from increased store traffic, less promotional activity, and increased focus on operating expense management over the balance of the year.

•

The Company expects adjusted operating income for the full-year 2005 to be flat with adjusted operating income for full-year 2004 before the initial marketing and implementation costs of approximately $50 million associated with the launch of Blockbuster’s “No Late Fees” program

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Blockbuster Inc. First Quarter 2005 Earnings Release

and approximately $40 million in share-based compensation expense for awards previously issued to employees.

•	Operating income for the second quarter of 2005 will be reduced year-over-year by approximately $70 million from the “No Late Fees” program and approximately $30 million related to BLOCKBUSTER Online. We believe these amounts will be partially offset by growth in revenues from increased rental and retail transactions and continued increases in active members.

•	Total capital expenditures for the full-year 2005 are expected to be approximately $150 million, compared with the $289.1 million recorded in 2004. This reflects fewer new store openings, fewer store remodels and fewer additions of freestanding and game store-in-stores.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment, with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

This news release contains forward-looking statements relating to Blockbuster’s operations and business outlook. Specific forward-looking statements include, without limitation, statements relating to (i) Blockbuster’s overall strategies and its related initiatives and investments; (ii) Blockbuster’s expectations with respect to the expected competitive and financial impact of these initiatives, in particular its “No Late Fees” program and online initiatives, as well as the expected impact of these initiatives on shareholder value; (iii) Blockbuster’s plans and expectations with respect to offsetting the costs associated with its initiatives; and (iv) Blockbuster’s expected results of operations for 2005. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: (i) consumer appeal of Blockbuster’s existing and planned product and service offerings, in particular its “No Late Fees” program and its online initiatives, and the related impact of competitor pricing and product and service offerings; (ii) Blockbuster’s ability to effectively and timely prioritize and implement its initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure to support its initiatives; (iii) the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives and its corresponding ability to effectively control operating expenses; (iv) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (v) the variability in consumer appeal of the movie titles and games software released for rental and sale; (vi) the application and impact of future accounting policies or interpretations of existing accounting policies; (vii) the effect of game platform cycles; (viii) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (ix) other factors, as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the headings “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

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Blockbuster Inc. First Quarter 2005 Earnings Release

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Contact:	Press Karen Raskopf Senior Vice President, Corporate Communications (214) 854-3190 or Randy Hargrove Director, Corporate Communications (214) 854-3190

Analysts/Investors Mary Bell Senior Vice President, Investor Relations (214) 854-3863 or Angelika Torres Director, Investor Relations (214) 854-4279

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BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended March 31,
	2005	2004
		Restated
Revenues:
Base rental revenues	$1,075.5	$975.9
Extended viewing fee revenues	29.8	175.1

Total rental revenues	1,105.3	1,151.0
Merchandise sales	425.9	330.9
Other revenues	17.7	21.2

	1,548.9	1,503.1

Cost of sales:
Cost of rental revenues	357.4	324.7
Cost of merchandise sold	327.7	254.8

	685.1	579.5

Gross profit	863.8	923.6

Operating expenses:
General and administrative	759.4	684.4
Advertising	119.0	50.0
Depreciation and amortization of intangibles	57.5	61.3

	935.9	795.7

Operating income (loss)	(72.1)	127.9
Interest expense	(20.8)	(4.6)
Interest income	1.0	0.7
Other items, net	(1.8)	(0.6)

Income (loss) before income taxes	(93.7)	123.4
Provision for income taxes	36.2	(9.0)

Net income (loss)	$(57.5)	$114.4

Net income (loss) per share:
Basic	$(0.31)	$0.63

Diluted	$(0.31)	$0.63

Weighted average shares outstanding:
Basic	183.7	181.0

Diluted	183.7	182.0

Cash dividends per common share	$0.02	$0.02

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended March 31,
	2005		2004
	Revenues	Percent of Total	Revenues	Percent of Total
Revenues by Product Line:
Rental revenues:
VHS rental revenues	$69.6	6.3%	$201.3	17.5%
VHS EVF revenues	1.8	0.2%	36.2	3.1%
DVD rental revenues	898.9	81.3%	668.0	58.1%
DVD EVF revenues	25.7	2.3%	119.8	10.4%

Total movie rental revenues	996.0	90.1%	1,025.3	89.1%

Game rental revenues	107.0	9.7%	106.6	9.3%
Game EVF revenues	2.3	0.2%	19.1	1.6%

Total game rental revenues	109.3	9.9%	125.7	10.9%

Total rental revenues	$1,105.3	100.0%	$1,151.0	100.0%

Merchandise sales:
VHS sales	$6.6	1.5%	$6.9	2.1%
DVD sales	168.9	39.7%	140.0	42.3%

Total movie sales	175.5	41.2%	146.9	44.4%
Game sales	161.1	37.8%	93.8	28.3%
General merchandise sales	89.3	21.0%	90.2	27.3%

Total merchandise sales	$425.9	100.0%	$330.9	100.0%

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

	Three Months Ended March 31,
	2005	2004
Same-store Revenues Data:
Worldwide same-store revenues decrease	(0.4)%	(7.0)%
Domestic same-store revenues decrease	(2.7)%	(10.2)%
International same-store revenues increase	5.1%	2.8%

Margin:
Rental margin	67.7%	71.8%
Merchandise margin	23.1%	23.0%
Gross margin	55.8%	61.4%

Cash Flow Data:		Restated
Net cash flow provided by operating activities	$110.9	$193.5
Net cash flow used in investing activities	$(259.3)	$(226.4)
Net cash flow used in financing activities	$(34.6)	$(66.2)

Capital Expenditures	$38.4	$52.8

	March 31, 2005	December 31, 2004	March 31, 2004
Cash and cash equivalents	$145.3	$330.3	$137.0
Merchandise inventories	$474.6	$516.6	$417.5
Rental library	$466.3	$457.6	$347.1
Accounts payable	$608.0	$721.8	$464.2
Total debt (including capital lease obligations)	$1,116.9	$1,145.2	$158.8

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

	Three Months Ended March 31,
Worldwide Store Count Information:	2005	2004

Domestic Company-Operated Stores:
Beginning	4,708	4,579
Net additions	15	18

Ending	4,723	4,597

International Company-Operated Stores:
Beginning	2,557	2,526
Net additions	13	(11)

Ending	2,570	2,515

Franchised Stores:
Beginning	1,829	1,762
Net additions	7	17

Ending	1,836	1,779

Total Stores Worldwide:
Beginning	9,094	8,867
Net additions	35	24

Ending	9,129	8,891

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company's net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions, and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management and helps improve their ability to understand the Company's operating performance. In addition, free cash flow is also a measure used by the Company's investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company's ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income (loss) and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by activities to free cash flow:

	Three Months Ended March 31,
	2005	2004
		Restated

Net cash flow provided by operating activities	$110.9	$193.5

Adjustments to reconcile net cash flow provided by operating activities to free cash flow:
Rental library purchases	(220.6)	(173.3)
Capital expenditures	(38.4)	(52.8)

Free cash flow	$(148.1)	$(32.6)

The following table provides a reconciliation of net income (loss) to free cash flow:

	Three Months Ended March 31,
	2005	2004
		Restated
Net income (loss)	$(57.5)	$114.4

Adjustments to reconcile net income (loss) to free cash flow:
Depreciation and amortization of intangibles	57.5	61.3
Non-cash share-based compensation expense	10.1	—
Capital expenditures	(38.4)	(52.8)
Rental library purchases, net of rental amortization	4.3	19.6
Changes in working capital	(75.6)	(175.9)
Changes in deferred taxes and other	(48.5)	0.8

Free cash flow	$(148.1)	$(32.6)

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

For the periods ended December 31, 2004 and March 31, 2005, the Company reports adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted operating income (loss) excluding share-based compensation pursuant to SFAS No. 123 (revised), Share-Based Compensation ("SFAS 123R"). For the periods ended December 31, 2004, the Company also reports adjusted net income, adjusted net income per diluted share and adjusted operating income excluding impairment of goodwill and other long-lived assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management believes that because the total amount of the non-cash charges relates primarily to impairment of goodwill associated with Viacom's acquisition of Blockbuster and share-based compensation expense primarily resulting from the adoption of SFAS 123R in the fourth quarter of 2004, adjusting the Company's financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income (loss) excluding these non-cash charges as an internal measure of business operating performance.

Additionally, for the period ended March 31, 2005, the Company also reports adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted operating income (loss) excluding costs incurred related to the potential acquisition of Hollywood Entertainment Corporation. Management believes that because this item is non-recurring in nature, adjusting the Company's financial results to exclude this amount provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income (loss) excluding this non-recurring item as an internal measure of business operating performance.

For the period ended March 31, 2004, the Company reports adjusted net income and adjusted net income per diluted share excluding the recognition of a tax benefit resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000. Management believes that because this item is non-recurring in nature, adjusting the Company's financial results to exclude this amount provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income excluding this non-recurring item as an internal measure of business operating performance.

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	Year Ended December 31, 2004
		Restated
Reconciliation of adjusted net income (loss):
Net income (loss)	$(57.5)	$114.4	$(1,248.8)
Adjustments to reconcile net income (loss) to adjusted net income:
Resolution of federal income tax audit	—	(37.1)	(37.1)
Non-cash share-based compensation expense, net of tax	7.1	—	11.4
Costs incurred for the potential acquisition of Hollywood Entertainment Corporation, net of tax	7.7	—	—
Impairment of goodwill and other long-lived assets, net of tax	—	—	1,419.8

Adjusted net income (loss)	$(42.7)	$77.3	$145.3

Adjusted net income (loss) per diluted share	$(0.23)	$0.42	$0.80

Weighted average shares outstanding—diluted	183.7	182.0	181.2

Reconciliation of adjusted operating income (loss):
Operating income (loss)	$(72.1)	$127.9	$(1,253.2)
Non-cash share-based compensation expense	10.1	—	17.0
Costs incurred for the potential acquisition of Hollywood Entertainment Corporation	12.6	—	—
Impairment of goodwill and other long-lived assets	—	—	1,504.4

Adjusted operating income (loss)	$(49.4)	$127.9	$268.2